SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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THERASENSE, INC.

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Filed by TheraSense, Inc. pursuant to Rule 14a-12 of the Securities and Exchange Act

     The following is the text of a memorandum from W. Mark Lortz of TheraSense, Inc., that was sent to all employees of TheraSense, Inc. on February 20, 2004:

INTEGRATION TEAM ANNOUNCEMENT

DRAFT MEMO

February 20, 2004

TO:	TheraSense employees
FROM:	Mark Lortz

Last month I sent out an e-mail letting you know that we would be assembling a transition team to help us prepare to integrate our business with Abbott’s MediSense division. As I mentioned at that time, Steve Bubrick, Mike Nevares, and Dave McLoughlin will be key members of this integration team. Today, I’d like to introduce you to all of the members of this important team:

  Steve Bubrick (TheraSense) and Mark Lewis (Abbott), Project Directors, R&D
  Bob Englert (Abbott), Project Director, Operations/Site/Corporate Functions
  Jasmin Kraft (Abbott), Project Director, Program Office
  Dave McLoughlin (TheraSense) and Cheryl Thomas (Abbott), Project Directors, HR
  Mike Nevares (TheraSense) and Rick Glasheen (Abbott), Project Directors, Quality Assurance/Regulatory Affairs
  Mirasol Panlilio (TheraSense), Project Director, Navigator
  Cara Ramsay (Abbott), Project Director, Communications
  Steve Reese (Abbott), Project Director, Commercial/Business Development
  Mike Taylor (Abbott), Project Director, IT
  Brian Vizek (Abbott), Project Director, Finance

The goal of the integration team will be to determine the best path forward to make the combined organization an even stronger business focused on helping people with diabetes. Their efforts, along with many others who will support their work, will be crucial to the successful launch of our combined diabetes care organization.

Frank Weitekamper of Abbott, who has previously managed some of Abbott’s most successful integrations, will lead this team. Additionally, the integration team’s work will be guided by a steering committee composed of Ed Fiorentino, president, MediSense; Joe Nemmers, president, Abbott Diagnostics; Rick Gonzalez, president and COO, Abbott Medical Products Group; Frank Weitekamper, Charlie Liamos, Steve Bubrick, and me. Functional leaders equally representing TheraSense and Abbott will be members of the integration team as well.

The integration team met in Oakland last week for a kick-off planning meeting to discuss the key integration plans for the new organization, to map out a process to determine how to most efficiently and effectively combine the businesses, and to determine how best to work with each other to get the job done. I was impressed by the spirit and high level of cooperation at the meeting. It is clear to me that all team members share a desire to create a great company and a great working environment.

It’s important to note that at this point, no decisions have been made on operating processes, personnel, resources or policies. We will communicate the decisions the teams and the steering committee reach as soon as we can. In the meantime, these teams will need information and support from both organizations. If asked, please give them your full cooperation. And please remain focused on your work during this transition. It is crucial to our future success.

It is also important to note that we are still awaiting regulatory approval for the proposed transaction and, until such approval is obtained, TheraSense and Abbott must continue to operate as separate and independent companies.

Please join me in congratulating the integration team members.

As we move forward, we will continue to update you on developments as they occur. As always, I welcome your thoughts, questions and concerns regarding the pending relationship between Abbott and TheraSense.

Mark Lortz

In connection with the proposed merger, TheraSense will file a proxy statement and other relevant documents with the Securities and Exchange Commission (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SECURITY HOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THERASENSE THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THERASENSE BY DIRECTING A REQUEST TO: INVESTOR RELATIONS, THERASENSE, INC., 1360 SOUTH LOOP ROAD, ALAMEDA, CA 94502; PHONE (510) 749-5400.

TheraSense and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of TheraSense’s stockholders in connection with the proposed merger is set forth in TheraSense’s annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003 and proxy statement for its 2003 annual meeting of stockholders filed with the SEC on March 27, 2003. Additional information will be set forth in the proxy statement when it is filed with the SEC.

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